EXHIBIT 6

                                December 1, 1997

Senator E. Leo Kolber
100 Summit Circle
Westmount, Quebec
H3Y 1N8

Dear Father:

     This will serve to confirm our understanding and agreement that you shall continue to exercise all voting rights with respect to the three million, five hundred and three thousand, ninety-two (3,503,092) common shares of Cineplex Odeon Corporation (as well as the shares of LTM Holdings, Inc. into which the same may be transferred pursuant to the presently contemplated corporate reorganization) which the undersigned has acquired this day from you.

     At your request, the undersigned will execute proxies for shareholders meetings in order to give effect to these presents.

                         Yours very truly, BOJIL EQUITIES
                         INC.



                         /s/________________________________________
                         TORTOLA CORPORATION COMPANY LIMITED
                         Director





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